Exhibit 16.2

ROSEN SEYMOUR SHAPSS MARTIN & COMPANY LLP
Certified Public Accountants & Profitability Consultants

1956 - 2006 50 Years · Growth · Vision · Solutions

April 24, 2009

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mail Stop 6010
Washington, DC 20549

Ladies and Gentlemen:

We have reviewed the disclosures concerning Rosen Seymour Shapss Martin & Company LLP made by SheerVision, Inc. in Item 4.01 of its Current Report on Form 8-K dated April 14, 2009 and are in agreement with such disclosures.

Very truly yours,

Rosen Seymour Shapss Martin & Company LLP

ROSEN SEYMOUR SHAPSS MARTIN & COMPANY LLP

757 THIRD AVENUE, NEW YORK, NY 10017-2049 ❖ TEL. (212) 303-1800 ❖ FAX (212) 755-5600 ❖ www.rssmcpa.com
Member of the Center for Public Company Audit Firms Section of the American Institute of Certified Public Accountants Division for CPA firms.

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